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Exhibit 10.3

RESTRICTED STOCK UNIT AND CASH AWARD AGREEMENT

        This RESTRICTED STOCK UNIT AND CASH AWARD AGREEMENT (this "Agreement") is made as of the         day of                        ,             (the "Date of Grant"), between MTR Gaming Group, Inc. a Delaware corporation (the "Company"), and                        (the "Participant"). The Restricted Stock Units hereunder are granted pursuant to the terms of the Company's 2010 Long Term Incentive Plan (the "Plan"). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

        Section 1.    Grant of Restricted Stock Units; Payment of Cash Compensation.

          (a)    Restricted Stock Unit Award.    The Company grants to the Participant, on the terms and conditions hereinafter set forth, an award of                                     (                        ) Restricted Stock Units (the "RSUs"). The RSUs are notional, non-voting units, which will entitle the Participant to receive payments, subject to the terms hereof, in shares of Common Stock on the payment dates specified in Section 3 hereof.

          (b)    Additional Cash Compensation.    The Company grants to the Participant, on the terms and conditions hereinafter set forth, a cash award in the aggregate amount of                                     ($            ) (the "Cash Compensation"), which will entitle the Participant to receive payments, subject to the terms hereof, in cash on the payment dates specified in Section 3 hereof.

        Section 2.    Vesting and Payment of RSUs and Cash Compensation.

          (a)    General.    Subject to Section 2(b) hereof, [one-third (1/3) of the RSUs (i.e.,              RSUs) and one-third (1/3) of the Cash Compensation (i.e., ($            ) shall vest and become non-forfeitable upon each of the first, second, and third anniversaries of the Date of Grant,](1) subject to the Participant's continued Service as of each applicable vesting date. If such Service requirement is not satisfied as to any portion of the RSUs or Cash Compensation, such unvested portion shall be immediately forfeited.

          (b)    Accelerated Vesting.    Notwithstanding the terms and conditions of Section 2(a) hereof, the RSUs and the Cash Compensation shall become fully vested and non-forfeitable upon (i) the occurrence of a Change in Control, provided that the Participant is in Service on the date of such Change in Control, (ii) the Company's termination of the Participant's Service if such termination is not due to Cause, the death of the Participant, or the Disability of the Participant[, or (iii) the Participant's termination of his or her Service for Good Reason.](2) For purposes hereof, "Disability" shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee in its discretion. Notwithstanding anything contained in this Agreement to the contrary, if the Participant is employed pursuant to an employment agreement with the Company, the terms "Cause", "Disability" [and "Good Reason"] shall have the meanings ascribed thereto in such employment agreement, and if no such employment agreement exists, the term "Cause" shall have the meaning ascribed thereto in the Plan.

(1)
Alternative vesting schedules, if applicable, to be inserted as determined by the Committee in its discretion pursuant to the Plan.

(2)
Include only in awards to employees with employment agreements that provide for severance upon termination by the employee for Good Reason.

        Section 3.    Payment of RSUs and Cash Compensation.    Any RSUs and Cash Compensation that vest and become non-forfeitable in accordance with Section 2 hereof shall be paid as soon as practicable after the date upon which the RSUs and Cash Compensation vest and become non-forfeitable (the date of payment, a "Payment Date"); provided, however, that the Payment Date shall be no later than March 15th in the year following the calendar year of the applicable vesting date. Any RSUs that become vested and non-forfeitable shall be paid by the Company by delivering to the Participant a number of shares of Common Stock equal to the number of RSUs that become payable upon that applicable Payment Date. Any Cash Compensation that becomes vested and non-forfeitable shall be paid by the Company in cash on the applicable Payment Date.

        Section 4.    Restrictions on Transfer.    Neither this Agreement nor any RSUs or rights to Cash Compensation covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company.

        Section 5.    Investment Representation.    Upon the acquisition of the RSUs or Common Stock at a time when there is not in effect a registration statement under the Securities Act of 1933 relating to the Common Stock, the Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the RSUs or Common Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Participant shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No RSUs or Common Stock shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire the RSUs or Common Stock pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company reserves the right to legend any certificate or book entry representation of the Common Stock conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

        Section 6.    Adjustments.    The RSUs granted hereunder shall be subject to the provisions of Section 4.3 of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Company's corporate structure.

        Section 7.    Tax Withholding.    Payment of the RSUs and the Cash Compensation shall be subject to all applicable tax withholdings. The Company shall have the power and the right to deduct or withhold (including, without limitation, by reduction of the number of shares of Common Stock subject to the RSUs), or require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

        Section 8.    Application of Section 409A of the Code.    To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the Participant. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. If and to the extent that any payment or benefit under this Agreement is determined by the Company to constitute "non-qualified deferred compensation" subject to Section 409A of the Code and is payable to the Participant by reason of termination of employment, then such payment or benefit shall be made or provided to the Participant only upon a "separation from service" as defined for purposes of Section 409A of the Code. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

        Section 9.    No Right of Continued Service.    Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service.

        Section 10.    Limitation of Rights.    The Participant shall not have any privileges of a shareholder of the Company with respect to the RSUs awarded hereunder, including without limitation any right to vote shares underlying the RSUs or to receive dividends or other distributions in respect thereof until the date of the issuance to the Participant of a share of Common Stock in payment of the RSUs.

        Section 11.    Construction.    This Agreement and the RSUs and Cash Compensation granted hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the RSUs and the Cash Compensation hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

        Section 12.    Governing Law.    This Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

        Section 13.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        Section 14.    Binding Effect.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

        Section 15.    Entire Agreement.    This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements. Notwithstanding the foregoing, if the Participant is employed pursuant to an employment agreement with Company, any provisions thereof relating to this Agreement including, without limitation, any provisions regarding acceleration of vesting and/or payment hereunder in the event of termination of employment, shall be fully applicable and supersede any conflicting provisions hereof.

[SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

MTR GAMING GROUP, INC.
By:

Name:

Title:

PARTICIPANT
Participant's Signature Date
Participant's Name

Address:

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  Exhibit 10.3